EXHIBIT 99.2


                 Lorna Borenstein Named President of Move, Inc.


    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 1, 2007--Move, Inc., (NASDAQ:MOVE) the media leader in connecting consumers with the when, where and how to move, announced today that Lorna Borenstein has been named President of Move, Inc. In this new position, reporting to chief executive officer Mike Long, Borenstein will have full P&L responsibility and lead day-to-day business operations, engineering, marketing and product development of the company.

    "We are extremely fortunate to have someone with Lorna's business leadership skills as Move's new president," said Mike Long, chief executive officer of Move, Inc. "After an extensive search, we chose Lorna due to her rare combination of demonstrated entrepreneurial, operational, product and marketing talents. From focusing on legal and business affairs at Hewlett-Packard, to launching eBay Canada from her kitchen table, to managing large-scale consumer-focused Internet operations at Yahoo!, Lorna represents the best of a new generation of proven business leaders. She is ideally suited to take Move to our next stage of growth."

    "We at the National Association of REALTORS(R) (NAR) are pleased that Move has deepened its management team and attracted someone with Lorna Borenstein's abilities to manage Move's overall business strategy," said Bob Goldberg of the NAR. "Lorna's commitment to strengthening the partnership with the NAR and extending REALTOR.com(R), the world's leading real estate Web site and one of our most valuable member services, positions our two organizations to deliver tremendous benefits to both REALTORS(R) and consumers."

    Borenstein has held a number of executive positions at Yahoo! including vice president, product for Yahoo!'s strategy on youth and education, global vice president and general manager of Yahoo! Personals and vice president, marketing of Yahoo! Search & Marketplace Group, where she was responsible for leading all marketing strategy and initiatives for this multi-billion dollar business.

    "As the leader in the emerging online real estate media category, Move is extremely well-positioned to capitalize on one of the largest advertising markets that is just beginning to shift its spend online," said Lorna Borenstein. "Move has the right assets, partnerships and talent to build one of the truly great online businesses. I look forward to contributing to Move's dynamic growth."

    Prior to joining Yahoo!, Borenstein served as vice president and general manager for eBay, the largest online trading community. Borenstein was initially hired by eBay to launch its Canadian business, where she was responsible for overall strategy and operations, company business development, sales and marketing, branding, merchandising, product and public relations and community interaction. Borenstein is credited with leading the team that drove eBay's explosive growth in Canada, making it the country's No. 1 online shopping destination. In 2002 Borenstein was voted one of Canada's Power 50, the annual Financial Post executive ranking of Canada's top businesswomen.

    A lawyer by training, Borenstein practiced law at Peterson & Ross in Chicago, Illinois, and Osler, Hoskin & Harcourt, in Toronto, Ontario, before taking on the role of Assistant Counsel at Hewlett-Packard (HP) Canada Ltd. While at HP, Borenstein negotiated mergers, acquisitions and divestitures of HP interests, negotiated technology and outsourcing agreements, managed teams involved in complex business expansions, advised on corporate finance issues and oversaw litigation. Borenstein received her Bachelor of Civil Law and a Bachelor of Common Law, with Honors, at McGill University. She also holds a degree in Business from the American College in London, England where she graduated Summa Cum Laude.

    ABOUT MOVE, INC.

    Move, Inc. (NASDAQ:MOVE), the media leader for finding, improving, and enjoying your home, provides homebuyers and renters with the real estate and community information, and professional connections they need before, during and after a move. The Company operates Move.com(TM) (http://www.move.com), the most comprehensive real estate search site for rentals and homes to buy and REALTOR.com(R) (http://www.realtor.com), the official Web site of the National Association of REALTORS(R). Move also operates Welcome Wagon(R) (http://www.welcomewagon.com), a 78-year old neighborhood expert that provides new movers with valuable and comprehensive information about businesses and professionals in their new communities. Move.com is the official new homes Web site of the National Association of Home Builders. Move also operates Moving.com (http://www.moving.com), SeniorHousingNet(TM) (http://www.seniorhousingnet.com), TOP
PRODUCER(R) Systems (http://www.topproducer.com),
FactoryBuiltHousing.com (http://www.factorybuilthousing.com) and Home Plans (http://www.homeplans.com). On the Net: http://investor.move.com.

    REALTOR(R) and REALTOR.com(R) are registered trademarks of the NATIONAL ASSOCIATION OF REALTORS(R). REALTOR(R) is a federally registered collective membership mark, which identifies a real estate professional who is a Member of the NATIONAL ASSOCIATION OF
REALTORS(R) and subscribes to its strict Code of Ethics.

    This press release may contain forward-looking statements, including information about management's view of Move's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move's future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

    For additional information, visit http://www.move.com



    CONTACT: The Rogers Group
             Jessica Schmidt, 310-552-4177
             jschmidt@rogerspr.com